EXHIBIT 16.1

September 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

20549

Dear Commissioners:

RE: ABV CONSULTING, INC.

We have read the statements made by ABV Consulting, Inc. under Item 4.01 of its Form 8-K filed on September 20, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ABV Consulting, Inc. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ HKCM CPA & Co.

HKCM CPA & Co.

Certified Public Accountants

Hong Kong, China